UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2021

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Western Avenue, Suite 700

Seattle, WA 98101

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BSQR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On April 2, 2021, Bsquare Corporation (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley Securities”) to sell shares of the Company’s common stock, no par value (the “Common Stock”), having an aggregate offering price of up to $25.0 million (the “Shares”), from time to time through an “at the market offering” program under which B. Riley Securities will act as sales agent (the “ATM Offering”).

The offer and sale of the Shares will be made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-254458) originally filed with the Securities and Exchange Commission on March 18, 2021 and which became effective on March 26, 2021 and a prospectus supplement related to the ATM Offering dated April 2, 2021 (the “Prospectus Supplement”).

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Subject to the terms and conditions of the Sales Agreement, B. Riley Securities will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Capital Market to sell the Shares from time to time, based upon the Company’s instructions, including any price, time or size limits specified by the Company. Sales of the Shares, if any, under the Sales Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. The Company has no obligation to sell any of the Shares and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement. The Company has agreed to pay B. Riley Securities commissions for its services in acting as sales agent in the sale of the Shares at a commission rate equal to 3.0% of the gross sales price per Share sold pursuant to the Sales Agreement, if any, and has agreed to provide B. Riley Securities with customary indemnification and contribution rights. The Sales Agreement may be terminated by B. Riley Securities or the Company at any time upon written notice to the other party.

The foregoing description of the terms of the Sales Agreement is subject to, and qualified in its entirety by, the Sales Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The legal opinion of DLA Piper LLP (US), counsel to the Company, relating to the Shares is filed as Exhibit 5.1 hereto.

Item 2.02              Results of Operations and Financial Condition.

The Prospectus Supplement filed in connection with the ATM Offering contains information regarding the Company’s preliminary estimates of certain financial and operational metrics for the three months ended March 31, 2021. The Company estimates that total revenue for the three months ended March 31, 2021 will range from $9.4 million to $9.9 million, including approximately $8.7 million to $8.9 million in Partner Solutions revenue and approximately $700,000 to $1.0 million in Edge to Cloud revenue. The Company estimates that it used cash in the quarter ended March 31, 2021, reflecting investments in growing its business and the seasonality of certain payables. In addition, the Company expects its operating and net loss for the three months ended March 31, 2021 to increase compared to the three months ended March 31, 2020 and the three months ended December 31, 2020.

The Company’s financial statements for the three months ended March 31, 2021 are not yet available. Accordingly, the preliminary financial and operational metrics and results summarized above and included in the Prospectus Supplement are estimates subject to the completion of the Company’s financial closing procedures and any adjustments that may result from the completion of the Company’s financial statements. The preliminary results may differ materially from the actual results that will be reflected in the Company’s financial statements when they are completed and publicly disclosed. Accordingly, undue reliance should not be placed on these estimates. The Company anticipates that its unaudited financial statements for the three months ended March 31, 2021 will be included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
5.1	Opinion of DLA Piper LLP (US).
10.1	At Market Issuance Sales Agreement, dated April 2, 2021, by and between Bsquare Corporation and B. Riley Securities, Inc.
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: April 2, 2021	By:	/s/ Christopher Wheaton
Christopher Wheaton
Chief Financial and Operating Officer, Secretary and Treasurer